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Exhibit 12

GTE Florida Incorporated and Subsidiaries

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


                                                                Years Ended December 31,
                                           -------------------------------------------------------------------
                                            1996        1995        1994        1993      1993(a)      1992
                                           -------------------------------------------------------------------
Net earnings available for fixed
charges:
  Income (loss) before extraordinary
     charges                               $198,080    $175,473    $140,255    $106,908   $(15,227)   $165,924
  Add - Income taxes (benefit)              123,736     104,612      86,167      59,076    (16,924)     98,789
       - Fixed charges                       74,240      74,226      70,285      76,786     76,786      82,184
                                           -------------------------------------------------------------------
Adjusted earnings                          $396,056    $354,311    $296,707    $242,770   $ 44,635    $346,897
                                           ===================================================================
Fixed charges:
  Interest expense                         $ 64,772    $ 65,078    $ 61,152    $ 69,529   $ 69,529    $ 74,856
  Portion of rent expense
     representing interest                    9,468       9,148       9,133       7,257      7,257       7,328
                                           -------------------------------------------------------------------

Adjusted fixed charges                     $ 74,240     $74,226     $70,285     $76,786    $76,786     $82,184
                                           ===================================================================
RATIO OF EARNINGS TO FIXED
  CHARGES                                      5.33        4.77        4.22        3.16         --        4.22


(a) Results for 1993 include an after-tax restructuring charge of approximately $120 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $2 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Earnings were not adequate to cover fixed charges in 1993. The amount of such deficiency was approximately $32 million for the year ended December 31, 1993.